Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FOURTH FISCAL
QUARTER AND FISCAL 2012 RESULTS

Fiscal 2012 Adjusted EPS of $2.27 versus Most
Recent Expectations of $2.05 - $2.15

Operating Income Margins Improved in All Segments in Fourth Quarter

OSHKOSH, WI — (October 26, 2012) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2012 fourth quarter income from continuing operations of $77.6 million, or $0.85 per diluted share, compared to $40.3 million, or $0.44 per diluted share, in the fourth quarter of fiscal 2011. All results are for continuing operations attributable to Oshkosh Corporation, unless stated otherwise.

Results for the fourth quarter of fiscal 2012 included pre-tax restructuring related charges of $10.6 million, primarily associated with the Company’s plan to exit its Medtec ambulance business, charges of $3.4 million associated with the curtailment of pension and other postretirement benefit plans, costs incurred in connection with a proxy contest of $0.2 million and discrete tax benefits of $26.5 million. Results for the fourth quarter of fiscal 2011 included pre-tax restructuring related charges of $8.3 million, impairment charges of $2.0 million and discrete tax benefits of $1.4 million. Excluding these items(1), fiscal 2012 fourth quarter adjusted income from continuing operations was $60.2 million, or $0.65 per diluted share, compared to $45.5 million, or $0.50 per diluted share, in the fourth quarter of fiscal 2011.

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP numbers provide a more meaningful comparison of its underlying operating performance. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

-more-

Consolidated net sales in the fourth quarter of fiscal 2012 were $2.06 billion, a decrease of 2.3 percent compared to the prior year fourth quarter. Double-digit increases in external sales in all non-defense segments were more than offset by lower sales in the defense segment.

Consolidated operating income in the fourth quarter of fiscal 2012 was $96.2 million, or 4.7 percent of sales, compared to $77.1 million, or 3.7 percent of sales, in the prior year fourth quarter. Adjusted consolidated operating income in the fourth quarter of fiscal 2012 was $110.4 million, or 5.4 percent of sales, compared to $87.4 million, or 4.1 percent of sales, in the prior year fourth quarter. All segments delivered improved operating income margins in the fourth quarter of fiscal 2012 compared to the prior year quarter.

“We’re pleased to report fiscal 2012 adjusted results of $2.27 per diluted share, which exceeded our most recent expectations of $2.05 - $2.15 per share. These results significantly exceeded our initial expectations for the year, which evidences the effectiveness of our MOVE strategy in driving results. The Company also generated $215 million of free cash flow in fiscal 2012 to strengthen its balance sheet. This performance reflects the actions and commitment of all our dedicated employees, management and Board to deliver value for all shareholders,” said Charles L. Szews, Oshkosh Corporation chief executive officer.

“Concrete mixer orders accelerated in the fourth quarter. We believe this is a strong sign that a housing recovery has commenced, which further supports our long-term outlook for our non-defense segments.

“At our analyst day on September 14, we presented a comprehensive overview of our business, our markets and our MOVE strategy. We also provided a roadmap to approximately double adjusted earnings from continuing operations from fiscal 2012 to $4.00 - $4.50 per share by fiscal 2015. This target demonstrates how we expect MOVE to deliver outstanding value for all shareholders. We’re confident that the Company is on track to achieve its targets and we look forward to updating shareholders on our progress,” concluded Szews.

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales to external customers increased 15.6 percent to $716.0 million for the fourth quarter of fiscal 2012 compared to the prior year fourth quarter. The increase was principally the result of higher unit volumes in North America and the realization of previously announced price increases. Including sales to the defense segment, access equipment segment sales increased 6.4 percent for the fourth quarter of fiscal 2012 compared with the prior year quarter as intersegment sales declined in the fourth quarter of fiscal 2012.

In the fourth quarter of fiscal 2012, access equipment segment operating income increased 70.9 percent to $59.5 million, or 8.3 percent of sales, compared to prior year fourth quarter operating income of $34.8 million, or 5.2 percent of sales. The increase in operating results was primarily the result of higher volume and the realization of previously announced price increases. Results in the fourth quarter of fiscal 2012 included a high mix of telehandler sales.

Defense — Defense segment sales decreased 18.6 percent to $953.7 million for the fourth quarter of fiscal 2012 compared with the prior year fourth quarter. The decrease was primarily due to expected lower shipments under the Family of Heavy Tactical Vehicles and MRAP All-Terrain Vehicle programs, as well as lower aftermarket parts sales, offset in part by higher Family of Medium Tactical Vehicles (FMTV) unit sales.

In the fourth quarter of fiscal 2012, defense segment operating income decreased 12.6 percent to $62.0 million, or 6.5 percent of sales, compared to prior year fourth quarter operating income of $71.0 million, or 6.1 percent of sales. The decrease in operating income was largely due to lower sales volumes offset in part by a favorable year-end LIFO reserve adjustment and improved margins under the FMTV contract. The defense segment also benefitted in the fourth quarter of fiscal 2012 from favorable cost estimate changes upon the definitization of contracts.

Fire & Emergency — Fire & emergency segment sales for the fourth quarter of fiscal 2012 increased 14.3 percent from the prior year quarter to $228.9 million. The increase in sales primarily reflected the concentration of large international sales of fire apparatus in the fourth quarter of fiscal 2012.

The fire & emergency segment reported operating income of $0.9 million, or 0.4 percent of sales, for the fourth quarter of fiscal 2012 compared to an operating loss of $5.3 million, or 2.7 percent of sales, in the prior year quarter. Results for the fourth quarter of fiscal 2012 included pre-tax restructuring related charges of $10.1 million and charges associated with the curtailment of pension and other postretirement benefit plans of $2.0 million. Results for the fourth quarter of fiscal 2011 included pre-tax restructuring related charges of $6.1 million and impairment charges of $2.0 million. Excluding these items, fire & emergency segment operating income was $13.0 million, or 5.7 percent of sales, in the fourth quarter of fiscal 2012, compared to operating income of $2.8 million, or 1.4 percent of sales, in the prior year quarter. Operating income benefitted from production efficiencies and favorable absorption in the fourth quarter of fiscal 2012.

Commercial — Commercial segment sales increased 34.2 percent to $181.5 million in the fourth quarter of fiscal 2012 compared to the prior year quarter. The increase in sales was attributable to increased volume for both concrete placement and refuse collection vehicles.

The commercial segment reported operating income of $9.2 million, or 5.1 percent of sales, for the fourth quarter of fiscal 2012 compared to $2.6 million, or 1.9 percent of sales, in the prior year quarter. The increase in operating income was primarily a result of higher sales levels and improved manufacturing efficiencies, offset in part by investments in MOVE initiatives.

Corporate — Corporate operating expenses increased $9.6 million to $35.5 million for the fourth quarter of fiscal 2012 compared to the prior year quarter. The increase in corporate expenses from the fourth quarter of fiscal 2011 was related to higher share-based compensation costs as a result of the increase in the price of the Company’s Common Stock during the fourth quarter of fiscal 2012 and additional incentive compensation costs.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $0.8 million to $18.4 million in the fourth quarter of fiscal 2012 compared to the prior year quarter. The decrease was largely due to the expiration of the Company’s interest rate swap in December 2011, offset in part by the acceleration of $2.1 million of deferred financing fees as a result of the refinancing of the Company’s credit agreement in the fourth quarter of fiscal 2012. Fourth quarter fiscal 2011 interest expense included $3.1 million of expense related to the Company’s interest rate swap.

Provision for Income Taxes — The Company recorded income tax expense of $0.5 million in the fourth quarter of fiscal 2012, or 0.6 percent of pre-tax income, compared to 32.3 percent of pre-tax income in the prior year quarter. The current year quarter included $26.5 million, or $0.29 per share of discrete tax benefits generally related to a September 2012 settlement of income tax audits, benefits of a European tax incentive, reduction in valuation reserves for net operating losses benefitted in the quarter and expiration of statutes of limitations.

Share Repurchases — During the fourth quarter of fiscal 2012, the Company repurchased 546,965 shares of its Common Stock at a cost of $13.3 million.

Full-Year Results

The Company reported consolidated net sales for the fiscal year ended September 30, 2012 of $8.18 billion and income from continuing operations of $230.5 million, or $2.51 per share. This compares with net sales of $7.57 billion and income from continuing operations of $279.0 million, or $3.05 per share, for fiscal 2011. Results for fiscal 2012 included pre-tax restructuring related charges of $18.6 million, charges associated with the curtailment of pension and other postretirement benefit plans of $3.4 million, costs incurred in connection with a proxy contest of $6.6 million and discrete tax benefits of $40.3 million. Results for fiscal 2011 included pre-tax restructuring related charges of $18.2 million, impairment charges of $2.0 million and discrete tax benefits of $11.1 million. Excluding these items, fiscal 2012 income from continuing operations was $208.5 million, or $2.27 per diluted share, compared to $280.8 million, or $3.07 per diluted share, in fiscal 2011. The decrease in income from continuing operations was primarily attributable to an adverse product mix and lower sales in the defense segment, offset in part by significantly improved access equipment and commercial segment results.

Fiscal 2013 Expectations

At this time, the Company is reaffirming the outlook for fiscal 2013 earnings from continuing operations of $2.35 - $2.60 per diluted share that it announced at the September 14 analyst day. Additional expected costs associated with the exit of the ambulance business and costs, which may be substantial, related to a tender offer initiated, and a proxy contest threatened, by Mr. Carl Icahn are not reflected in the Company’s earnings estimates for fiscal 2013.

Conference Call

The Company will comment on fourth quarter earnings and its fiscal 2013 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, both on a reported basis and on a basis excluding items that affect comparability of operating results. When the Company uses operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, excluding items, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors to allow a more accurate comparison of the Company’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Access equipment segment
Non-GAAP operating income	$60.0	$33.9	$228.9	$67.0
Restructuring-related charges	(0.5)	0.9	0.3	(1.7)
GAAP operating income	$59.5	$34.8	$229.2	$65.3

Defense segment
Non-GAAP operating income	$62.5	$74.1	$237.0	$546.7
Restructuring-related charges	—	(3.1)	—	(3.7)
Curtailment expense	(0.5)	—	(0.5)	—
GAAP operating income	$62.0	$71.0	$236.5	$543.0

Fire & emergency segment
Non-GAAP operating income	$13.0	$2.8	$7.9	$13.3
Restructuring-related charges	(10.1)	(6.1)	(18.8)	(12.4)
Curtailment expense	(2.0)	—	(2.0)	—
Long-lived asset impairment charges	—	(2.0)	—	(2.0)
GAAP operating income (loss)	$0.9	$(5.3)	$(12.9)	$(1.1)

Commercial segment
Non-GAAP operating income	$9.2	$2.6	$32.2	$4.3
Restructuring-related charges	—	—	(0.1)	(0.4)
GAAP operating income	$9.2	$2.6	$32.1	$3.9

Corporate
Non-GAAP operating expenses	$(34.4)	$(25.9)	$(104.6)	$(107.1)
Proxy contest costs	(0.2)	—	(6.6)	—
Curtailment expense	(0.9)	—	(0.9)	—
GAAP operating expenses	$(35.5)	$(25.9)	$(112.1)	$(107.1)

Consolidated
Non-GAAP operating income	$110.4	$87.4	$401.6	$528.2
Restructuring-related charges	(10.6)	(8.3)	(18.6)	(18.2)
Curtailment expense	(3.4)	—	(3.4)	—
Proxy contest costs	(0.2)	—	(6.6)	—
Long-lived asset impairment charges	—	(2.0)	—	(2.0)
GAAP operating income	$96.2	$77.1	$373.0	$508.0

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Consolidated
Non-GAAP provision for income taxes	$32.1	$24.4	$115.0	$163.5
Income tax benefit associated with pre-tax charges	(5.1)	(3.7)	(10.3)	(7.3)
Discrete tax benefits	(26.5)	(1.4)	(40.3)	(11.1)
GAAP provision for income taxes	$0.5	$19.3	$64.4	$145.1

Non-GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$60.2	$45.5	$208.5	$280.8
Restructuring-related charges, net of tax	(6.8)	(5.3)	(11.9)	(11.6)
Curtailment expense, net of tax	(2.2)	—	(2.2)	—
Proxy contest costs, net of tax	(0.1)	—	(4.2)	—
Long-lived asset impairment charges, net of tax	—	(1.3)	—	(1.3)
Discrete tax benefits	26.5	1.4	40.3	11.1
GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$77.6	$40.3	$230.5	$279.0

Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.65	$0.50	$2.27	$3.07
Restructuring-related charges, net of tax	(0.07)	(0.06)	(0.13)	(0.13)
Curtailment expense, net of tax	(0.02)	—	(0.02)	—
Proxy contest costs, net of tax	—	—	(0.05)	—
Long-lived asset impairment charges, net of tax	—	(0.01)	—	(0.01)
Discrete tax benefits	0.29	0.01	0.44	0.12
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.85	$0.44	$2.51	$3.05

Net cash flows provided by operating activities			$268.3
Additions to property, plant and equipment			(55.9)
Additions to equipment held for rental			(8.4)
Proceeds from sale of property, plant and equipment			7.6
Proceeds from sale of equipment held for rental			3.7
Free cash flow			$215.3

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the future global economic outlook; the expected level and timing of the U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to the Company’s exit from its ambulance business, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders, including the amount of related costs; the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals; risks and uncertainties associated with the pending tender offer for the Company’s shares, the outcome of any litigation related to the offer or any other offer or proposal, and the Board’s recommendation to the shareholders concerning the offer or any other offer or proposal. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Vehicles Sub LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (SEC). INVESTORS AND SHAREHOLDERS OF OSHKOSH ARE URGED TO READ THE SOLICITATION/ RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov.  These materials are also available without charge on the Company’s website at www.oshkoshcorporation.com.  In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 750-9499.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).  SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1% of the Company’s common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on November 16, 2011, and in the Company’s definitive proxy statement for its 2012 Annual Meeting of Shareholders (the “2012 Proxy Statement”), filed with the SEC on December 12, 2011. To the extent holdings of the Company’s securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents (including the WHITE proxy card) filed by the Company with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.oshkoshcorporation.com) or by writing to Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin, 54903-2566. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll-free at (877) 750-9499.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$2,061.8	$2,110.0	$8,180.9	$7,567.5
Cost of sales	1,803.8	1,892.6	7,189.9	6,489.2
Gross income	258.0	217.4	991.0	1,078.3

Operating expenses:
Selling, general and administrative	147.5	123.4	560.3	509.0
Amortization of purchased intangibles	14.3	14.9	57.7	59.3
Intangible asset impairment charges	—	2.0	—	2.0
Total operating expenses	161.8	140.3	618.0	570.3
Operating income	96.2	77.1	373.0	508.0

Other income (expense):
Interest expense	(18.7)	(21.3)	(76.0)	(90.7)
Interest income	0.3	2.1	1.9	4.7
Miscellaneous, net	(0.1)	2.0	(5.2)	1.6
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	77.7	59.9	293.7	423.6
Provision for income taxes	0.5	19.3	64.4	145.1
Income from continuing operations before equity in earnings of unconsolidated affiliates	77.2	40.6	229.3	278.5
Equity in earnings of unconsolidated affiliates	0.4	0.2	2.3	0.5
Income from continuing operations, net of tax	77.6	40.8	231.6	279.0
Income (loss) on discontinued operations, net of tax	1.3	(2.8)	0.3	(5.6)
Net income	78.9	38.0	231.9	273.4
Net income attributable to the noncontrolling interest	—	(0.5)	(1.1)	—
Net income attributable to Oshkosh Corporation	$78.9	$37.5	$230.8	$273.4

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011

Amounts attributable to Oshkosh Corporation common shareholders, net of tax (in millions):
Income from continuing operations	$77.6	$40.3	$230.5	$279.0
Income (loss) on discontinued operations	1.3	(2.8)	0.3	(5.6)
	$78.9	$37.5	$230.8	$273.4

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic
Continuing operations	$0.85	$0.44	$2.53	$3.07
Discontinued operations	0.01	(0.03)	—	(0.06)
	$0.86	$0.41	$2.53	$3.01

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
Continuing operations	$0.85	$0.44	$2.51	$3.05
Discontinued operations	0.01	(0.03)	—	(0.06)
	$0.86	$0.41	$2.51	$2.99

Basic weighted average shares outstanding	91,280,380	91,087,624	91,330,635	90,888,253
Effect of dilutive stock options and other equity-based compensation awards	693,068	553,333	613,739	685,107
Diluted weighted average shares outstanding	91,973,448	91,640,957	91,944,374	91,573,360

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$540.7	$428.5
Receivables, net	1,018.6	1,089.1
Inventories, net	937.5	786.8
Deferred income taxes	69.9	72.9
Refundable income taxes	91.7	48.9
Other current assets	29.8	28.4
Total current assets	2,688.2	2,454.6
Investment in unconsolidated affiliates	18.8	31.8
Property, plant and equipment:
Property, plant and equipment	856.5	834.5
Accumulated depreciation	(486.6)	(445.8)
Property, plant and equipment, net	369.9	388.7
Goodwill	1,033.8	1,041.5
Purchased intangible assets, net	775.4	838.7
Other long-term assets	55.4	71.6
Total assets	$4,941.5	$4,826.9

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$—	$40.1
Accounts payable	683.3	768.9
Customer advances	510.4	468.6
Payroll-related obligations	130.1	110.7
Accrued warranty	95.0	75.0
Deferred revenue	113.0	38.4
Other current liabilities	172.7	190.1
Total current liabilities	1,704.5	1,691.8
Long-term debt, less current maturities	955.0	1,020.0
Deferred income taxes	129.6	171.3
Other long-term liabilities	305.2	347.2
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,847.2	1,596.5
Noncontrolling interest	—	0.1
Total equity	1,847.2	1,596.6
Total liabilities and equity	$4,941.5	$4,826.9

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Fiscal Year Ended
	September 30,
	2012	2011
Operating activities:
Net income	$231.9	$273.4
Intangible asset impairment charges	—	4.8
Loss on sale of discontinued operations, net of tax	4.4	—
Depreciation and amortization	130.9	144.4
Stock-based compensation expense	11.5	15.5
Deferred income taxes	(59.6)	10.0
Dividends from equity method investees	6.5	—
Foreign currency transaction (gains) losses	(1.2)	6.9
Other non-cash adjustments	(3.8)	(4.6)
Changes in operating assets and liabilities	(52.3)	(62.7)
Net cash provided by operating activities	268.3	387.7

Investing activities:
Additions to property, plant and equipment	(55.9)	(82.3)
Additions to equipment held for rental	(8.4)	(3.9)
Proceeds from sale of property, plant and equipment	7.6	1.5
Proceeds from sale of equipment held for rental	3.7	20.2
Proceeds from sale of equity method investments	8.7	—
Other investing activities	2.5	(3.8)
Net cash used by investing activities	(41.8)	(68.3)

Financing activities:
Repayment of long-term debt	(105.1)	(91.4)
Net repayments under revolving credit facility	—	(150.0)
Repurchase of common stock	(13.3)	—
Proceeds from the exercise of stock options	3.6	8.0
Other financing activities	(2.5)	1.9
Net cash used by financing activities	(117.3)	(231.5)

Effect of exchange rate changes on cash	3.0	1.6
Increase in cash and cash equivalents	112.2	89.5
Cash and cash equivalents at beginning of period	428.5	339.0
Cash and cash equivalents at end of period	$540.7	$428.5

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended			Three Months Ended
	September 30, 2012			September 30, 2011
	External		Net	External		Net
	Customers	Intersegment	Sales	Customers	Intersegment	Sales
Access equipment
Aerial work platforms	$330.4	$—	$330.4	$325.6	$—	$325.6
Telehandlers	248.9	—	248.9	169.1	—	169.1
Other	136.7	0.8	137.5	124.9	53.9	178.8
Total access equipment	716.0	0.8	716.8	619.6	53.9	673.5

Defense	952.9	0.8	953.7	1,171.0	1.2	1,172.2

Fire & emergency	217.5	11.4	228.9	196.1	4.1	200.2

Commercial
Concrete placement	65.1	—	65.1	46.3	—	46.3
Refuse collection	84.3	—	84.3	55.4	—	55.4
Other	26.0	6.1	32.1	21.6	11.9	33.5
Total commercial	175.4	6.1	181.5	123.3	11.9	135.2
Intersegment eliminations	—	(19.1)	(19.1)	—	(71.1)	(71.1)
Consolidated	$2,061.8	$—	$2,061.8	$2,110.0	$—	$2,110.0

	Fiscal Year Ended			Fiscal Year Ended
	September 30, 2012			September 30, 2011
	External		Net	External		Net
	Customers	Intersegment	Sales	Customers	Intersegment	Sales
Access equipment
Aerial work platforms	$1,390.2	$—	$1,390.2	$961.6	$—	$961.6
Telehandlers	892.3	—	892.3	527.9	—	527.9
Other	511.9	125.1	637.0	454.6	108.0	562.6
Total access equipment	2,794.4	125.1	2,919.5	1,944.1	108.0	2,052.1

Defense	3,947.5	3.0	3,950.5	4,359.9	5.3	4,365.2

Fire & emergency	769.4	39.0	808.4	765.1	18.0	783.1

Commercial
Concrete placement	231.9	—	231.9	169.6	—	169.6
Refuse collection	336.8	—	336.8	249.6	—	249.6
Other	100.9	27.4	128.3	79.2	66.5	145.7
Total commercial	669.6	27.4	697.0	498.4	66.5	564.9
Intersegment eliminations	—	(194.5)	(194.5)	—	(197.8)	(197.8)
Consolidated	$8,180.9	$—	$8,180.9	$7,567.5	$—	$7,567.5

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating income (loss):
Access equipment	$59.5	$34.8	$229.2	$65.3
Defense	62.0	71.0	236.5	543.0
Fire & emergency	0.9	(5.3)	(12.9)	(1.1)
Commercial	9.2	2.6	32.1	3.9
Corporate	(35.5)	(25.9)	(112.1)	(107.1)
Intersegment eliminations	0.1	(0.1)	0.2	4.0
Consolidated	$96.2	$77.1	$373.0	$508.0

	September 30,
	2012	2011
Period-end backlog:
Access equipment	$361.1	$729.2
Defense	3,051.7	5,130.2
Fire & emergency	477.6	479.0
Commercial	155.8	140.0
Consolidated	$4,046.2	$6,478.4

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